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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF DESIGNATION
                     ESTABLISHING SERIES D PREFERRED STOCK
                                       OF
                                   VERIO INC.

    VERIO INC., a corporation organized and existing under the General Corporation Law of the State of Delaware,

    DOES HEREBY CERTIFY:

    That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended and restated, of said corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at a meeting held on December 19, 1997, adopted a resolution providing for the number, designation, powers and preferences, and the qualifications, limitations and restrictions thereof, of a series of Preferred Stock, which resolution is as follows:

                 "RESOLVED, that the Corporation create and issue a series of Preferred Stock of the Corporation consisting of 10,000,000 shares, that the officers of the Corporation be, and they hereby are, authorized, directed and empowered to make, execute and file, or cause to be filed, with the Secretary of State of Delaware, a certificate of designation of the relative rights, preferences, privileges and restrictions of such series of Preferred Stock and that the Board of Directors does hereby fix and determine the number, designation, powers and preferences, and the qualifications, limitations and restrictions and other matters relating to such 10,000,000 shares of Preferred Stock as follows:

    Section 1.     Designation of Series; Rank.

    (a) Five Million (5,000,000) of the authorized shares of Preferred Stock are hereby designated "Series D Convertible Preferred Stock" (the "SERIES D PREFERRED") of which Three Million (3,000,000) are hereby designated "Series D-1 Convertible Preferred Stock" (the "SERIES D-1 Preferred").

    (b) With respect to the payment of dividends, the Series D Preferred shall be junior to the Series C Preferred, Series B Preferred and Series A Preferred, and shall be senior to the Common Stock. With respect to the distribution of assets upon liquidation, dissolution or winding up, the Series D Preferred shall rank junior to the Series C Preferred, Series B Preferred and Series A Preferred, and shall be senior to the Common Stock. The Series C




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Preferred, Series B Preferred and Series A Preferred are collectively referred to herein as the "Convertible Preferred."

    Section 2.     Dividends.

    (a) In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series D Preferred at the same time that it declares and pays such dividends to holders of Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series D Preferred had all of the outstanding Series D Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

    (b) So long as any Series D Preferred remains outstanding, without the prior written consent of the holders of two- thirds of the outstanding shares of Series D Preferred (the "REQUIRED D HOLDERS"), the Corporation shall not, nor shall it permit any Subsidiary to, directly or indirectly redeem, purchase or otherwise acquire any Common Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Common Stock. The provisions of this Section 2(b) shall not, however, apply to (i) the acquisition of shares of any Common Stock solely in exchange for shares of Common Stock, (ii) the payment of cash dividends on the Common Stock to the extent that equivalent dividends are paid on the Series A Preferred, Series B Preferred and Series C Preferred as provided in the Amended and Restated Certificate of Incorporation, and Series D Preferred as provided above, or
(iii) any repurchase of any Reserved Employee Stock from former employees, directors or consultants in connection with termination of employment or service as a director or consultant pursuant to contractual repurchase rights or that is otherwise approved by the Corporation's Board of Directors.

    Section 3.     Liquidation Rights.

    (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock and after payment of the full liquidation preference of the Series A Preferred, Series B Preferred and Series C Preferred as set forth in Sections 3(a), 3(b) and 3(c) of Article Four of the Amended and Restated Certificate of Incorporation, the holders of each subseries of Series D Preferred shall be entitled to be paid out of the remaining assets of the Corporation an amount with respect to each share of Series D Preferred of such subseries equal to the respective liquidation value (for each such subseries, its "SERIES D LIQUIDATION VALUE") for such subseries. The Series D Liquidation Value for each subseries of Series D Preferred shall be an amount equal to (i) the original issue price for such subseries (for each such subseries, its "ORIGINAL





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SERIES D ISSUE PRICE") plus (ii) all declared but unpaid dividends thereon.
The Original Series D Issue Price for the Series D-1 Preferred shall be the sum of Fifteen Dollars ($15.00), as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series D-1 Preferred. If the remaining assets shall be insufficient to make payment in full to all holders of Series D Preferred, then such assets shall be distributed among the holders of Series D Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

    (b) Thereafter, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of Common Stock. The holders of Series D Preferred and Convertible Preferred shall be entitled to participate in distributions to holders of the Common Stock such that, giving effect to all distributions pursuant to Sections 3(a), 3(b) and 3(c) of Article Four of the Amended and Restated Certificate of Incorporation in relation to the Convertible Preferred, and Section 3(a) hereunder in relation to the Series D Preferred, and all exercises of Options and conversions of Convertible Securities effected on or prior to the date on which distributions are made to holders of Common Stock, the holders of each subseries of Series D Preferred, and the holders of Convertible Preferred receive aggregate distributions equal to the greater of the respective Series D Liquidation Value applicable to such subseries, the Series C Liquidation Value, the Series B Liquidation Value or the Series A Liquidation Value, as the case may be, or the amounts that such holders would have received if the holders of such subseries of Series D Preferred, and holders of Convertible Preferred, as the case may be, had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

    Section 4. Conversion Rights. The holders of the shares of the Series D Preferred shall have the following rights with respect to the conversion into shares of Common Stock:

    (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of each subseries of Series D Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of such subseries of Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series D Conversion Rate" for such subseries then in effect (determined as provided in Section 4(b)) by the number of shares of such subseries of Series D Preferred being converted.

    (b) Conversion Rate. The conversion rate in effect at any time for conversion of each subseries of Series D Preferred (the " SERIES D CONVERSION RATE") shall be the quotient obtained by dividing the Original Series Issue Price for such subseries, plus any declared but unpaid dividends thereon, by the "Series D Conversion Price" for such subseries calculated as provided in
Section 4(c).





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    (c) Conversion Price.  The conversion price for each subseries of the
Series D Preferred (the "SERIES D CONVERSION PRICE") shall initially be the Original Series D Issue Price for such subseries and shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Conversion Price herein shall mean the Series D Conversion Price for such subseries as so adjusted. If and whenever on or after the date that the first share of any subseries of Series D Preferred is issued (the "ORIGINAL ISSUE DATE") the Corporation issues or sells, or in accordance with this Section 4(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series D Conversion Price for such subseries in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series D Conversion Price for such subseries shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Series D Conversion Price for such subseries in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. For purposes of determining the adjusted Series D Conversion Price for such subseries, the following shall be applicable (it being understood that none of the foregoing shall be applicable to a Permitted Issuance):

         (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Series D Conversion Price for such subseries in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Series D Conversion Price for such subseries shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.





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        (ii) Issuance of Convertible Securities.  If the Corporation in any
    manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Series D Conversion Price for such subseries in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Series D Conversion Price for such subseries shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Series D Conversion Price for such subseries had been or are to be made pursuant to other provisions of this Section 4, no further adjustment of the Series D Conversion Price for such subseries shall be made by reason of such issue or sale.

        (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Series D Conversion Price for such subseries in effect at the time of such change shall be immediately adjusted to the Series D Conversion Price for such subseries which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

         (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series D Conversion Price for such subseries then in effect hereunder shall be adjusted immediately to the Series D Conversion Price for such subseries which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.





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        (v) Calculation of Consideration Received.  If any Common Stock, Option
    or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non- surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined by the Board of Directors of the Corporation.

        (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

        (vii) Treasury Shares. The number of shares of Common Stock outstanding at any give time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

    (d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date with respect to any subseries of Series D Preferred effect a subdivision of the outstanding Common Stock, the Series D Conversion Price for such subseries in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date with respect to any subseries of Series D Preferred combine the outstanding shares of Common Stock into a smaller number of shares, the Series D Conversion Price for such subseries in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

    (e) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date with respect to any subseries of Series D Preferred makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series D Conversion Price for such subseries then in effect shall be decreased as of the time of such issuance or, in the





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event such record date is fixed, as of the close of business on such record date, by multiplying the Series D Conversion Price for such subseries then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series D Conversion Price for such subseries shall be recomputed accordingly as of the close of business on such record date and thereafter the Series D Conversion Price for such subseries shall be adjusted pursuant to this Section 4(e) to reflect the actual payment of such dividend or distribution.

    (f) Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date with respect to any subseries of Series D Preferred makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of such subseries of the Series D Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their subseries of Series D Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 4 with respect to the rights of the holders of such subseries of the Series D Preferred or with respect to such other securities by their terms.

    (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date with respect to any subseries of Series D Preferred, the Common Stock issuable upon the conversion of such subseries of the Series D Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 4), in any such event each holder of such subseries of Series D Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of such subseries of Series D Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.





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    (h) Reorganizations, Mergers or Consolidations.  If at any time or from time to time after the Original Issue Date with respect to any subseries of Series D Preferred, there is a capital reorganization of the Common Stock or a merger or consolidation of the Corporation affecting the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of such subseries of Series D Preferred shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock or securities by the terms thereof. In any case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such subseries of Series D Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series D Conversion Price for such subseries then in effect and the number of shares issuable upon conversion of the Series D Preferred for such subseries) shall be applicable after that event and be as nearly equivalent as practicable. The Corporation shall not be a party to any reorganization, merger or consolidation in which the Corporation is not the surviving entity unless the entity surviving such reorganization, merger or consolidation assumes all of the Corporation's obligations hereunder.

    (i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series D Conversion Price for any subseries or the number of shares of Common Stock or other securities issuable upon conversion of such subseries of Series D Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such subseries of Series D Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series D Conversion Price for such subseries in effect before and after such adjustment,
(3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series D Preferred for such subseries.

    (j) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(e) of the Amended and Restated Certificate of Incorporation) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with





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or into any other corporation, any Asset Transfer (as defined in Section 3(e)
of the Amended and Restated Certificate of Incorporation), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of each subseries of Series D Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

    (k) Automatic Conversion. Each share of Series D Preferred shall automatically be converted into fully-paid and nonassessable shares of Common Stock, based on the then-effective respective Series D Conversion Rate applicable to each subseries thereof, at any time upon the earlier to occur of
(i) the election of all the Convertible Preferred to convert into Common Stock (which election requires the affirmative vote of the Required A Holders, the Required B Holders and the Required C Holders, each voting as a separate class), and (ii) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (A) the per share price to the public is at least Fifteen Dollars ($15.00) per share (as adjusted for stock splits, recapitalizations and the like) and (B) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least Thirty Million Dollars ($30,000,000). Upon such automatic conversion, all declared but unpaid dividends, if any, shall be paid in accordance with Section 4(l)(ii).

    (l) Mechanics of Conversion.

        (i) Optional Conversion. Each holder of Series D Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series D Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series D Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion) or a combination of cash and Common Stock, any declared but unpaid dividends on the shares of Series D Preferred being converted. Such conversion shall be deemed to have been made





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
    at the close of business on the date of such surrender of the certificate representing the shares of Series D Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

        (ii) Automatic Conversion. Upon the occurrence of either of the events specified in Section 4(k) above, the outstanding shares of Series D Preferred shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series D Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series D Preferred at the office of the Corporation or any transfer agent for the Series D Preferred, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series D Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, to the extent sufficient funds are not legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion) or a combination of cash and Common Stock, all declared but unpaid dividends on the shares of Series D Preferred being converted. Until surrendered as provided above, each certificate formerly representing shares of Series D Preferred shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

    (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series D Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.





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
             Section 5.     Certain Definitions.

    "Common Stock Deemed Outstanding" means, at any given time, the sum of the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable pursuant to Options and Convertible Securities outstanding on December 31, 1997 to the extent that such Options and/or Convertible Securities remain outstanding as of the date of determination, plus the number of shares of Common Stock deemed to have been issued pursuant to subparagraphs 5(c)(i) and 5(c)(ii) of the Amended and Restated Certificate of Incorporation or subparagraphs 4(c)(i) and 4(c)(ii) hereunder whether or not the Options or Convertible Securities are actually exercisable at such time.

    "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

    "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

    "Permitted Issuance" means (i) any issuance of Common Stock upon conversion of shares of Convertible Preferred and Series D Preferred, (ii) any issuance of Reserved Employee Stock, (iii) any issuance of warrants to purchase equity securities of the Corporation in connection with a commercial loan or leasing transaction approved by the Corporation's Board of Directors or (iv) any issuance of Common Stock or warrants to purchase equity securities (and the issuance of such equity securities upon the exercise of such warrants) of the Corporation in connection with a debt securities financing (as part of a unit or on a contingent basis) approved by the Corporation's Board of Directors.

    "Required A Holders" means the holders of two-thirds of the outstanding shares of Series A Preferred.

    "Required B Holders" means the holders of two-thirds of the outstanding shares of Series B Preferred.

    "Required C Holders" means the holders of two-thirds of the outstanding shares of Series C Preferred.

    "Reserved Employee Stock" means up to Three Million Seven Hundred Fifty Thousand (3,750,000) shares of Common Stock (including shares of Common Stock covered by presently outstanding options) issuable to employees, directors or consultants of the Corporation and its Subsidiaries as determined by the Corporation's Board of Directors with vesting and buy-back restrictions approved by the Board.

    "Subsidiary" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.





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    Section 6.     Voting Rights.  Except as otherwise specifically provided
herein or as required by the General Corporation Law of the State of Delaware, the holders of each subseries of Series D Preferred shall not vote with the shares of the Common Stock of the Corporation. Upon any matter for which the Series D Preferred or any subseries is entitled to vote, the holders may act by vote at a meeting or by written consent in the same manner as the Common Stock in either case upon the following basis: each holder of shares of Series D Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of Series D Preferred are convertible pursuant to Section 4 above as of the close of business on the record date fixed for such meeting or the effective date of such written consent.





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
     IN WITNESS WHEREOF, Verio Inc. has caused this Certificate of Designation to be signed by its Vice President, General Counsel and Secretary on this 31st day of December, 1997.

                                   VERIO INC.



                                   By: /s/ Carla Hamre Donelson
                                      ---------------------------------------
                                      Carla Hamre Donelson
                                      Vice President, General Counsel
                                       and Secretary





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